Investor Contact:                   Press Contact:
Stacey Fisher                       Lorne Fisher
954-924-3427                        954-258-1786
sfisher@fish-consulting.com         lfisher@fish-consulting.com


                       FIND/SVP COMPLETES ACQUISITIONS OF
                      ATLANTIC RESEARCH AND SIGNIA PARTNERS

NEW YORK, April 4, 2005 - FIND/SVP, Inc. (OTCBB:FSVP), a leading provider of business advisory, research and consulting services, announced today the closing of two previously announced acquisitions. Atlantic Research & Consulting, Inc., a rapidly growing quantitative and qualitative custom market research firm, and Signia Partners, Inc., a leading provider of in-depth business research and fact-based decision support.

On a combined basis, Atlantic Research & Consulting and Signia Partners achieved 2004 revenues of $10.2 million, and excellent operating and EBITDA margins. They are anticipated to add approximately $.03 per share to FIND/SVP's 2005 operating results.

Combined terms of the two transactions include an initial total payment of $7 million in cash and $800,000 in common stock, plus a three-year contingent earn-out payment. Bank of America issued a commitment to provide $9.0 million of senior debt financing for the transactions. Jefferies & Co. assisted in the securing of the bank financing.

These acquisitions will increase FIND/SVP's product and service offerings for its clients with an expanded market research capability, as well as additional vertical and functional breadth and depth in its Strategic Consulting and Research practice. These acquisitions further demonstrate FIND/SVP's commitment to providing a single-source, end-to-end solution for its clients' business research needs.

Boston-based Atlantic Research will be immediately integrated into FIND/SVP's custom market research division, a strong performer over the past eight quarters. Established in 1985 by Peter Hooper, Ph.D., Atlantic focuses primarily on the financial services, management consulting, healthcare and public sectors. The Company achieved revenues in 2004 of $5.8 million. Hooper will serve as a member of FIND/SVP's Operating Management Group and lead the Company's market research division.

Signia Partners, headquartered just outside of Washington, D.C., focuses on the financial services, healthcare and consumer sectors. The Company achieved revenues of $4.4 million in 2004. FIND/SVP'S Strategic Consulting and Research practice will be quickly integrated into Signia and be lead by current CEO Douglas House, who will also serve as a member of FIND/SVP's Operating Management Group.

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FIND/SVP's Chief Executive Officer David Walke commented, "We are pleased to announce the expedient closings of these two acquisitions and look forward to integrating and realizing immediate synergies. The strong enhancements to our management team over the past two years are further complimented by the additions of Peter and Doug. We feel these two acquisitions bring us one step closer to becoming the nation's leading knowledge services company."

About FIND/SVP
FIND/SVP, Inc. (OTCBB: FSVP) is a knowledge services company that leverages the expertise and resources of its professional research teams to help its member clients protect and further their business interests. FIND/SVP helps executives enhance their business performance, profit from opportunities and address critical issues through targeted research and advisory work, providing its nearly 2,000 member clients with a competitive business advantage. Founded in 1969, FIND/SVP is the second largest member of the global SVP Group, which serves more than 75,000 executives in 11,000 companies worldwide. FIND/SVP is located at 625 Avenue of the Americas, New York, N.Y. 10011. More information is available by calling 212-645-4500 or visiting FIND/SVP's website at http://www.findsvp.com.
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Forward-Looking Statements
The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the Company's strategic direction and the effect of such plans on the Company's financial results. The Company's actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its prior filings with the Securities and Exchange Commission that set forth-certain risks and uncertainties that may have an impact on future results and direction of the Company. The Company does not report on its progress during a quarter until after the quarter has been completed and appropriately disclosed its results.